INDEPENDENT AUDITORS' REVIEW REPORT




The Board of Directors and Shareholders
Elsinore Corporation:


We have reviewed the consolidated balance sheet of Elsinore Corporation and subsidiaries (Reorganized Company) as of March 31, 1997, and the related consolidated statements of operations and cash flows for the period from March 1, 1997 through March 31, 1997 and the related consolidated statements of operations and cash flows of Elsinore Corporation and subsidiaries, Debtor-In-Possession (Predecessor Company) for the period January 1, 1997 through February 28, 1997. These consolidated financial statements are the responsibility of the Reorganized and Predecessor Companys' management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Elsinore Corporation and subsidiaries, Debtor-In-Possession as of December 31, 1996 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the year then ended (not presented herein); and in our report dated February 19, 1997, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 1996, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

Our report dated February 19, 1997, on the consolidated financial statements of Elsinore Corporation and subsidiaries, Debtor-In-Possession as of and for the year ended December 31, 1996, contains an explanatory paragraph that states that on October 31, 1995, the Company filed a voluntary petition seeking to reorganize under Chapter 11 of the United States Bankruptcy code. The Company is currently operating as a Debtor-In-Possession under the jurisdiction of the Bankruptcy Court and this event and circumstances relating to this event raise substantial doubt about the entity's ability to continue as a going concern. The consolidated balance sheet as of December 31, 1996, does not include any adjustments that might result from the outcome of that uncertainty.

As discussed in Note 2 to the consolidated financial statements, on February 28, 1997, Elsinore Corporation emerged from bankruptcy. The consolidated financial statements of the Reorganized Company reflect the impact of adjustments to reflect the fair value of assets and liabilities under fresh start reporting. As a result, the financial statements of the Reorganized Company are presented on a different basis of accounting than those of the Predecessor Company and, therefore, are not comparable in all respects.









Las Vegas, Nevada
May 12, 1997